Exhibit 99.5

Computershare Trust Company, N.A. P.O. Box 43011 Providence, Rhode Island 02940-3011 www.computershare.com/investor

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE

ENCLOSED INSTRUCTIONS.

LETTER OF TRANSMITTAL

To accompany certificates of common stock of Lockheed Martin Corporation, par value $1.00 per share,

that are validly tendered and not properly withdrawn

This Letter of Transmittal may be used to make tender only with respect to certain shares of common stock of Lockheed Martin Corporation (“Lockheed Martin”) you hold. You may receive additional Letters of Transmittal with respect to shares of Lockheed Martin common stock held by you in another manner or in another name or with respect to equity awards you hold (if any). The deadline for submitting Letters of Transmittal is 8:00 a.m., New York City time, on             , 2016 (the “Expiration”), unless the exchange offer is extended or terminated. Letters of Transmittal must be RECEIVED by the Exchange Agent no later than the Expiration.

Your Lockheed Martin Stock Certificates:

Locate the listed certificates.

Certificate Numbers	Shares	Certificate Numbers	Shares

If you hold more than 10 certificates, not all certificates can be listed on this form.

Other Certificate Total	Total Certificated Shares	Shares Held By Us	Total Shares

Complete the box(es) on the reverse side to make tender to receive shares of Abacus Innovations Corporation (“Splitco”) common stock, each of which is subject to proration, adjustment and certain limitations as set forth in the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 26, 2016, among Lockheed Martin, Splitco, Leidos Holdings, Inc. (“Leidos”) and Lion Merger Co. (“Merger Sub”), and the Prospectus—Offer to Exchange, dated             , 2016 (the “Prospectus”).

This Letter of Transmittal relates to the offer by Lockheed Martin to exchange all shares of common stock of Splitco (“Splitco common stock”) which are owned by Lockheed Martin for shares of common stock of Lockheed Martin (“Lockheed Martin common stock”) that are validly tendered and not properly withdrawn. Immediately following consummation of the exchange offer, Merger Sub, a wholly-owned subsidiary of Leidos, will be merged with and into Splitco, with Splitco as the surviving company and a wholly-owned subsidiary of Leidos (the “Merger”). In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock. Accordingly, shares of Splitco common stock will not be transferred to participants in the exchange offer; participants instead will receive shares of Leidos common stock in the Merger. As a result, you will not be able to trade shares of Splitco common stock before they convert into Leidos common stock in the Merger. There can be no assurance that Leidos common stock when issued in connection with the Merger will trade at the same prices as Leidos common stock trades prior to the Merger.

Although Lockheed Martin has mailed the Prospectus to the extent required by U.S. law, including to stockholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of Lockheed Martin common stock, shares of Leidos common stock or shares of Splitco common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Lockheed Martin, Leidos or Splitco has taken any action under non-U.S. laws or regulations to facilitate a public offer to exchange shares of Lockheed Martin common stock, shares of Leidos common stock or shares of Splitco common stock outside the United States. Accordingly, the ability of any non-U.S. person or any U.S. person residing outside of the United States to tender shares of Lockheed Martin common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country or country of residence, as applicable, that would permit the person to participate in the exchange offer without the need for Lockheed Martin, Leidos or Splitco to take any action to facilitate a public offering in that country. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. stockholders and stockholders residing outside of the United States should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries or countries of residence, as applicable, and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Lockheed Martin common stock, Leidos common stock or Splitco common stock or that may apply in such countries. Lockheed Martin, Leidos, Splitco and the information agent cannot provide any assurance about whether such limitations may exist.

MARK THE BOX BELOW UNDER STOCK ELECTION TO PARTICIPATE IN THE EXCHANGE

OFFER

STOCK ELECTION

1.	☐	Mark this box to elect to make a stock election with respect to ALL of your shares of Lockheed Martin common stock.
2.	☐	Mark this box to elect to make a stock election with respect to the following number of your shares of Lockheed Martin common stock. Please fill in the number of shares for which you would like to make a stock election in the box to the right.

These elections will be subject to proration based on a proration adjustment if the exchange offer is oversubscribed.

ODD-LOT SHARES

Stockholders holding fewer than 100 shares of Lockheed Martin common stock may have their shares of Lockheed Martin common stock accepted for payment before any proration of other tendered shares of Lockheed Martin common stock if they request preferential treatment by marking the box below. This preference is not available to (i) shares held in the Employee Stock Ownership Fund or the Company Stock Fund under the Lockheed Martin Corporation Salaried Savings Plan, the Lockheed Martin Corporation Operations Support Savings Plan, the Lockheed Martin Corporation Hourly Savings Plan Plus, the Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees, the Lockheed Martin Corporation Capital Accumulation Plan, the Lockheed Martin Corporation Capital Accumulation Plan for Hourly Employees, the Lockheed Martin Corporation Basic Benefit Plan for Hourly Employees, or the Sandia Plan Company Stock Fund under the Sandia Corporation Savings and Income Plan, (ii) partial tenders or (iii) beneficial or record holders of an aggregate of 100 or more shares of Lockheed Martin common stock, even if such holders have separate accounts or certificates representing fewer than 100 shares of Lockheed Martin common stock. Accordingly, this section is to be completed ONLY if shares of Lockheed Martin common stock are being tendered by or on behalf of a person owning an aggregate of fewer than 100 shares of Lockheed Martin common stock.

☐	Mark this box if you own an aggregate of fewer than 100 shares of Lockheed Martin common stock, are tendering all such shares, and are electing preferential treatment in the event of proration.

LOST, STOLEN OR DESTROYED CERTIFICATE(S)

If your certificate(s) representing shares of Lockheed Martin common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, please contact Computershare at (877) 498-8861 regarding the requirements for replacement of the certificate(s). Replacement shares will be issued in book-entry form via the Direct Registration System. You may be asked to post a surety bond for your lost shares of Lockheed Martin common stock. Your shares of Lockheed Martin common stock will not be included in the exchange offer unless you satisfy the requirements for replacement of your mutilated, destroyed, lost or stolen certificate(s). You are urged to call Computershare immediately to ensure timely processing of the documentation.

To be effective, this Letter of Transmittal must be properly completed, signed and delivered to the Exchange Agent at one of the addresses listed in the Exchange and Transmittal Information Booklet, together with your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, by the Expiration. Do not send your election materials to Splitco, Lockheed Martin, Leidos, Leidos’s transfer agent or the Information Agent.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. Please refer to the Exchange and Transmittal Information Booklet, Signature Guarantees.

By signing below, I represent, warrant and agree as follows:

(1)	I have full power and authority to surrender the shares of Lockheed Martin common stock represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, or covered by a guarantee of delivery, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my shares of Lockheed Martin common stock.

(2)	I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing shares of Lockheed Martin common stock and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the shares of Lockheed Martin common stock will be determined by the Exchange Agent.

(3)	I understand that, pending the completion of the Merger, I may not and shall not sell or otherwise transfer the shares of Lockheed Martin common stock subject to this Letter of Transmittal unless the Merger Agreement is terminated or I properly revoke this election prior to the Expiration.

(4)	I acknowledge that, until I properly surrender the certificate(s) representing the shares of Lockheed Martin common stock to which this Letter of Transmittal relates or properly transfer such shares of Lockheed Martin common stock in book-entry form, I will not receive any consideration issuable or payable in connection with the Merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Exchange and Transmittal Information Booklet.

(5)	I acknowledge that, in the event the exchange offer is consummated but fewer that all of the issued and outstanding shares of Splitco common stock are exchanged because the exchange offer is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders only with respect to those shares of Lockheed Martin common stock that remain outstanding after the consummation of the exchange offer, and I hereby waive and forfeit any rights to any of the remaining shares of Splitco common stock so distributed with respect to any shares of Lockheed Martin common stock that are exchanged in the exchange offer.

Sign and provide your Taxpayer Identification Number or Social Security Number, as applicable, on the IRS Form W-9 provided (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov).

Signature of owner	Signature of co-owner, if any	Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED)

Unless the shares were tendered by the registered holder(s) of the common stock, or for the account of a member of a U.S. eligible institution (as defined in the Exchange and Transmittal Information Booklet), your signature(s) must be guaranteed by an U.S. eligible institution.

Authorized Signature
Name of Firm

Address of Firm - Please Print

SPECIAL TRANSFER INSTRUCTIONS

To be completed ONLY if the shares and/or cash in lieu of fractional shares are to be registered in the name of someone other than the undersigned.

All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement.

Name:
(PLEASE TYPE OR PRINT)

Address:

(INCLUDE ZIP CODE)

(TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER)

(SEE SUBSTITUTE FORM W-9)

SPECIAL DELIVERY INSTRUCTIONS

To be completed ONLY if the shares and/or cash in lieu of fractional shares are to be mailed or sent to someone other than the undersigned or to the undersigned at an address other than that designated above.

Name:
(PLEASE TYPE OR PRINT)

Address:

(INCLUDE ZIP CODE)

(TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER)